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                              EHIBIT 2.6

                           PLAN OF MERGER OF

                         TITAN SERVICES, INC.

                      WITH AND INTO SETECH, INC.

     This PLAN OF MERGER is entered into as of January 30, 1998, by and between TITAN SERVICES, INC., a Tennessee corporation (the "Acquired Company"), and SETECH, INC., a Delaware corporation (the "Acquiror").

     WHEREAS, the Acquiror owns 100% of the outstanding voting shares of the Acquired Company;

     WHEREAS, the Boards of Directors of the Acquired Company and the Acquiror, in consideration of the mutual agreements and consideration set forth herein, do deem it advisable and generally to the advantage and welfare of the Acquired Company and the Acquiror that the Acquired Company be merged with and into the Acquiror (the "Merger");

     WHEREAS, the Business Corporation Act of the State of Delaware authorizes the merger of corporations organized under the Business Corporation Act of the State of Delaware with or into foreign corporations; and

     WHEREAS, the Business Corporation Act of the State of Tennessee authorizes the merger of foreign corporations with or into corporations organized under the Business Corporation Act of the State of Tennessee.

     NOW, THEREFORE, the parties to this Plan of Merger have agreed and do hereby agree as follows:

     FIRST, as of the Effective Date, the Acquired Company shall be merged into the Acquiror; the Acquiror shall be the continuing and surviving entity and shall be governed by the laws of the State of Delaware. The effective date shall be the earliest date on which the appropriate and necessary Articles and Certificates of Merger have been filed with the Secretaries of State of the States of Tennessee and Delaware (the "Effective Date").

     SECOND, (a) the Acquiror, as the surviving corporation, upon the Effective Date of the Merger, shall succeed to the property and assets of and exercise all the powers, privileges and franchises of the Acquired Company and shall assume and be liable for all of the debts and liabilities of the Acquired Company.

     (b) Upon the consummation of the Merger, each share of capital stock in the Acquired Company will be cancelled.

     (c) The state of organization of the Acquiror is and shall remain the State of Delaware.
     (d) Upon the Effective Date of the Merger, the Acquiror shall continue to be known as "SETECH, INC."

     (e) All provisions of the existing Charter of the Acquiror on file with the Secretary of State of the State Delaware shall be and remain the same as before the Merger.

     (f) The Acquired Company and the Acquiror shall take, or cause to be taken, all actions, or do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger.

     THIRD, the principal office of the Acquiror shall continue to be located at 905 Industrial Drive, Murfreesboro, Rutherford County, Tennessee 37219.

     FOURTH, when this Plan of Merger shall have been approved by the Boards of Directors of the Acquired Company and the Acquiror, and provided that this Plan of Merger shall not have been terminated or abandoned, the Acquired Company and the Acquiror will cause Articles of Merger required by applicable law to be executed and filed with the Secretary of State of the State of Delaware, the Secretary of State of the State of Tennessee and the Register's Office for Rutherford County, Tennessee, and such other places as may be appropriate. Upon the Effective Date of the Merger, the Acquired Company shall be merged with and into the Acquiror in accordance with this Plan of Merger. The Acquired Company shall then cease to exist.

     FIFTH, anything herein or elsewhere to the contrary notwithstanding, this Plan of Merger may be abandoned at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Delaware by mutual consent of the parties by appropriate resolution of their respective boards of directors.

     SIXTH, this Plan of Merger may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but of all of which together shall constitute one and the same instrument.

     SEVENTH, at and after the effective time of the Merger, the Acquiror shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers and franchises, both public and private, and all of the property, real, personal and mixed, of each of the parties hereto; all debts due to each of the Acquired Company or whatever account shall be vested in the Acquiror; all claims, demands, property, rights, privileges, powers and franchises and every other interest of each of the parties hereto shall be effectively the property of the Acquiror as they were of the respective parties hereto; the title to any real estate vested by deed or otherwise in the Acquired Company shall not revert or be in any way impaired by reason of the Merger, but shall be vested in the Acquiror; all rights of creditors and all liens upon any property of any of the parties hereto shall be preserved, unimpaired, limited in lien to the property affected by such lien at the effective time of the Merger; all debts, liabilities and duties of the respective parties hereto shall henceforth attach to the Acquiror and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; and the Acquiror shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

     EIGHTH, for federal income tax purposes, this Plan of Merger constitutes a plan of reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986 with respect to each of the parties hereto, to be carried out in the manner, on the terms, and subject to the conditions set forth herein.

     NINTH, the Acquiror agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of any constituent corporation of the State of Delaware, as well as for enforcement of any obligation of the Acquiror arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Title 8, Section 252 of the Delaware General Corporation Law, and hereby irrevocably appoints the Delaware Secretary of State as its agent to accept service of process in any such suit or other proceedings.

     IN WITNESS WHEREOF, Titan Services, Inc., a Tennessee corporation, and SETECH, Inc., a Delaware corporation, which are the parties to the intended merger, pursuant to authority duly given by their respective directors, have caused this Plan of Merger to be executed as of January 30, 1998.

                                      TITAN SERVICES, INC.


                                      By:   /S/ R. HULBERT

                                      Its:  PRESIDENT



                                      SETECH, INC.


                                      By:   /S/ THOMAS N. EISENMAN

                                      Its:  PRESIDENT